UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/17/2008

Ruth's Chris Steak House, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51485

Delaware	72-1060618
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

500 International Parkway
Heathrow, FL 32746
(Address of principal executive offices, including zip code)

(407) 333-7440
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 17, 2007, Ruth's Chris Steak House, Inc. (the "Company") and Robert M. Vincent, its Executive Vice President and Chief Financial Officer, entered into a Letter of Understanding (the "Agreement") outlining the terms of his employment.   Mr. Vincent's annual base salary will initially be $300,000. In addition, the Agreement provides that Mr. Vincent may receive a discretionary bonus of 55% of his annual base salary, subject to the budget and performance targets as determined by our Board and further subject to additional multipliers as defined in our Management Bonus Plan. If Mr. Vincent's employment is terminated by us without "cause," or by Mr. Vincent for "good reason" (as those terms are defined in his agreement) during the employment term, then Mr. Vincent will be entitled to receive (i) his base salary for twelve months after the date of such termination, (ii) twelve monthly payments in the aggregate equal to 50% of his prior year bonus compensation, (iii) twelve months continued health, welfare and retirement benefits, (iv) twelve monthly payment of his automobile allowance and (v) continued vesting rights for his options and restricted stock for twelve months. Mr. Vincent has agreed, during the term of his employment and for twelve months thereafter, not to compete with us or solicit any of our employees or persons with whom we have certain business relationships.

A copy of the Agreement is attached as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 "Letter of Understanding" dated March 17, 2008 by and between the Company and Mr. Vincent.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruth's Chris Steak House, Inc.

Date: March 20, 2008	By:	/s/ Thomas O'Keefe
Thomas O'Keefe
Senior Vice President, General Counsel, and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Letter of Understanding dated March 17, 2008 by and between the Company and Mr. Vincent.